EXHIBIT 99.2

MWI VETERINARY SUPPLY ANNOUNCES POSTPONEMENT OF 2015 ANNUAL
MEETING OF STOCKHOLDERS

BOISE, ID -- (Marketwired) -- 01/12/15 -- MWI Veterinary Supply, Inc. (NASDAQ: MWIV) (the “Company”) announced today that it has indefinitely postponed its 2015 Annual Meeting of Stockholders, originally scheduled for Wednesday, February 11, 2015, due to the recently announced Agreement and Plan of Merger, dated January 11, 2015, by and among the Company, AmerisourceBergen Corporation and Roscoe Acquisition Corp., a wholly-owned subsidiary of AmerisourceBergen Corporation.

About MWI Veterinary Supply, Inc.:
MWI Veterinary Supply, Inc. is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI is also a leading innovator and provider of value-added services and technologies used by veterinarians and producers.

Notice to Investors
The tender offer for the outstanding common stock of the Company (the “Offer”) has not yet commenced.  This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities of the Company.  The solicitation and offer to buy common stock of the Company will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, AmerisourceBergen Corporation and Roscoe Acquisition Corp. will file a tender offer statement, containing an offer to purchase, a form of letter of transmittal and other related documents with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer.  Investors are strongly advised to read these tender offer materials, as well as any other documents relating to the Offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about the Offer that the Company’s stockholders should consider prior to making any decisions with respect to the Offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov, or free of charge from the Company at www.mwivet.com.